NEWS RELEASE

FOR IMMEDIATE RELEASE

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES 2022
FIRST QUARTER RESULTS, DECLARES DIVIDEND

BOSTON (April 22, 2022) - The Federal Home Loan Bank of Boston announced its preliminary, unaudited first quarter financial results for 2022, reporting net income of $27.8 million for the quarter. The Bank expects to file its quarterly report on Form 10-Q for the quarter ending March 31, 2022, with the U.S. Securities and Exchange Commission next month.

The Bank's board of directors has declared a dividend equal to an annual yield of 2.09%, the daily average of the Secured Overnight Financing Rate for the first quarter of 2022 plus 200 basis points. The dividend, based on average stock outstanding for the first quarter of 2022, will be paid on May 3, 2022. As always, dividends remain at the discretion of the board.

“Despite the continued suppression of advances demand due to excess liquidity on members’ balance sheets, rising interest rates led to a 33% increase in net income in the first quarter of 2022 compared to the same period last year,” said President and Chief Executive Officer Timothy J. Barrett. “This performance and FHLBank Boston’s strong financial condition enabled us to offer our members a dividend of SOFR plus 200 basis points and to set aside $11.6 million towards our vital affordable housing program that our members rely on to support affordable housing development in the communities they serve.”

First Quarter 2022 Operating Highlights

The Bank’s overall results of operations are influenced by the economy, financial markets and, in particular, by members' demand for advances. During the first quarter of 2022, interest rates remained significantly below pre-pandemic levels and the Bank experienced a continued reduction in demand for advances from our members. Depository member institutions continued to report significantly elevated deposit balances, which has reduced demand for advances and other forms of wholesale funding.

Net income for the quarter ending March 31, 2022, was $27.8 million, compared with net income of $20.9 million for the same period in 2021, the result of a decrease of $14.2 million in net unrealized losses on trading securities and a decline of $3.0 million in loss on early extinguishment of debt. These increases to net income were offset by a $5.0 million increase in other expenses, a decrease of $2.5 million in net interest income after provision for credit losses, and a $1.6 million increase in operating expenses, compared to the same period last year. These results led to a $3.1 million statutory contribution to the Bank's Affordable Housing Program for the quarter. In addition, the Bank made a voluntary contribution of $8.5 million to the Affordable Housing Program, which contributed to the aforementioned increase in other expenses for the quarter ending March 31, 2022.

Net interest income after provision for credit losses for the three months ended March 31, 2022, was $58.9 million, compared with $61.5 million for the same period in 2021. The $2.5 million decrease in net interest income after provision for credit losses was driven by a $6.8 million decrease in net prepayment fee income(1), a $5.2 billion decrease in the average balance of advances, and a $785.5 million decrease in the average balance of mortgage loans. These negative factors were partially offset by an increase of net accretion of discounts and premiums on mortgage-backed securities and mortgage loans of $16.5 million, resulting from significant increases in mortgage rates during the first quarter of 2022, an increase of fair value hedge ineffectiveness net gains of $7.2 million, a $1.9 billion increase in the average balance of mortgage-backed securities, a $1.6 billion increase in the average balance of U.S. Treasury securities, and an improvement in funding costs relative to the same period in 2021. As a result, net interest spread was 0.70% for the quarter ended March 31, 2022, an increase of 7 basis points from the same period in 2021, and net interest margin was 0.74%, an increase of 6 basis points from the same period in 2021.

March 31, 2022 Balance-Sheet Highlights

Total assets decreased $149.6 million, or 0.5%, to $32.4 billion at March 31, 2022, down from $32.5 billion at year-end 2021. During the quarter ended March 31, 2022, advances decreased $523.6 million, or 4.2%, to $11.8 billion, compared with $12.3 billion at year-end 2021.

Total investments were $16.8 billion at March 31, 2022, up from $16.4 billion at December 31, 2021. Investments in mortgage loans totaled $3.0 billion at March 31, 2022, a decrease of $121.5 million from year-end 2021 as paydowns continued to outpace new purchases in a very competitive environment.

GAAP capital at March 31, 2022, was $2.4 billion, a decrease of $119.2 million from $2.5 billion at year-end 2021. During the first quarter of 2022, capital stock decreased by $24.2 million, primarily attributable to the decrease in advances. Total retained earnings grew to $1.57 billion at March 31, 2022, an increase of $22.7 million, or 1.5%, from December 31, 2021. Of this amount, restricted retained earnings(4) totaled $368.4 million at March 31, 2022. Accumulated other comprehensive loss totaled $88.8 million at March 31, 2022, a decrease of $117.8 million, from accumulated other comprehensive income of $29.0 million at December 31, 2021.

The Bank was in compliance with all regulatory capital ratios at March 31, 2022, and in the most recent information available was classified “adequately capitalized” by its regulator, the Federal Housing Finance Agency, based on the Bank's financial information at December 31, 2021.(2)

About the Bank

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to provide highly reliable wholesale funding and liquidity to its member financial institutions in New England. The Bank also develops and delivers competitively priced financial products, services, and expertise that support housing finance, community development, and economic growth, including programs targeted to lower-income households.

Contact:
Adam Coldwell
617-292-9774
adam.coldwell@fhlbboston.com

Federal Home Loan Bank of Boston
Balance Sheet Highlights
(Dollars in thousands)
(Unaudited)

	3/31/2022	12/31/2021	3/31/2021
ASSETS
Cash and due from banks	$202,883	$204,993	$207,099
Advances	11,816,428	12,340,020	16,798,082
Investments (3)	16,849,318	16,372,499	15,474,566
Mortgage loans held for portfolio, net	2,998,682	3,120,159	3,726,343
Other assets	528,351	507,621	470,633
Total assets	$32,395,662	$32,545,292	$36,676,723

LIABILITIES
Consolidated obligations, net	$28,949,436	$28,888,352	$32,631,627
Deposits	803,383	884,032	1,088,187
Other liabilities	231,056	241,897	239,845

CAPITAL
Class B capital stock	929,482	953,638	1,181,665
Retained earnings - unrestricted	1,202,685	1,179,986	1,145,756
Retained earnings - restricted (4)	368,420	368,420	368,420
Total retained earnings	1,571,105	1,548,406	1,514,176
Accumulated other comprehensive (loss) income	(88,800)	28,967	21,223
Total capital	2,411,787	2,531,011	2,717,064
Total liabilities and capital	$32,395,662	$32,545,292	$36,676,723

Total regulatory capital-to-assets ratio	7.8%	7.7%	7.4%
Ratio of market value of equity (MVE) to par value of capital stock (5)	251%	253%	223%

Income Statement Highlights
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	3/31/2022	12/31/2021	3/31/2021

Total interest income	$103,443	$102,566	$124,314
Total interest expense	44,601	46,509	64,056
Net interest income	58,842	56,057	60,258
Net interest income after provision for credit losses	58,942	56,412	61,484
Net unrealized losses on trading securities	(635)	(5,805)	(14,843)
Other income (loss)	1,701	(1,757)	(920)
Operating expense	17,658	17,173	16,090
Other expense	11,415	2,888	6,423
AHP assessment	3,100	2,887	2,323
Net income	$27,835	$25,902	$20,885

Performance Ratios: (6)
Return on average assets	0.35%	0.31%	0.23%
Return on average equity (7)	4.50%	4.00%	3.09%
Net interest spread	0.70%	0.64%	0.63%
Net interest margin	0.74%	0.66%	0.68%

(1)    Prepayment fees received from borrowers on prepaid advances are presented net of any associated basis adjustments related to hedging activities on those advances and net of deferred prepayment fees on advance prepayments considered to be loan modifications. Additionally, for certain advances products, the prepayment-fee provisions of the advance agreement could result in either a payment from the borrower or to the borrower when such an advance is prepaid, based upon market conditions at the time of prepayment (referred to as a symmetrical prepayment fee). Advances with a symmetrical prepayment-fee provision are hedged with derivatives containing offsetting terms, so that we are financially indifferent to the borrowers' decision to prepay such advances. The net amount of prepayment fees is reflected as interest income in the statement of operations.
(2)    For additional information on the Bank's capital requirements, see Item 7 — Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Capital in the Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 18, 2022 (the 2021 Annual Report).
(3)    Investments include available-for-sale securities, held-to-maturity securities, trading securities, interest-bearing deposits, securities purchased under agreements to resell, and federal funds sold.
(4)    The Bank's capital plan and a joint capital enhancement agreement among all Federal Home Loan Banks require the Bank to allocate a certain amount, generally not less than 20% of each of quarterly net income and adjustments to prior net income, to a restricted retained earnings account until a total required allocation is met. Amounts in the restricted retained earnings account are unavailable to be paid as dividends, which may be paid from current net income and unrestricted retained earnings. For additional information, see Item 5 — Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities in the 2021 Annual Report.
(5)    MVE equals the difference between the theoretical market value of assets and the theoretical market value of liabilities, and the ratio of MVE to par value of Bank capital stock can be an indicator of future net income to the extent that it demonstrates the impact of prior interest-rate movements on the capacity of the current balance sheet to generate net interest income. However, this ratio does not always provide an accurate indication of future net income. Accordingly, investors should not place undue reliance on this ratio and are encouraged to read the Bank's discussion of MVE, including discussion of the limitations of MVE as a metric, in Item 7A — Quantitative and Qualitative Disclosures About Market Risk — Measurement of Market and Interest Rate Risk in the 2021 Annual Report.
(6)    Yields for quarterly periods are annualized.
(7)    Return on average equity is net income divided by the total of the average daily balance of outstanding Class B capital stock, accumulated other comprehensive income, and total retained earnings.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release, including the unaudited balance sheet highlights and income statement highlights, uses forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, which include statements with respect to the Bank’s plans, objectives, projections, estimates, or predictions. These statements are based on the Bank's expectations as of the date hereof. The words “preliminary,” “will,” “continue,” and similar statements and their plural and negative forms are used in this notification to identify some, but not all, of such forward-looking statements. For example, statements about future declarations of dividends and expectations for advances balances, mortgage-loan investments, and net income are forward-looking statements, among other forward-looking statements herein.

The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization and accretion of premiums and discounts on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; the allowance for credit losses on investment securities and mortgage loans; instability in the credit and debt markets; economic conditions (including effects on, among other things, mortgage-backed securities); changes in demand for advances or consolidated obligations of the Bank or the Federal Home Loan Bank system; changes in interest rates; volatility of market prices, rates, and indices that could affect the value of financial instruments; the expected discontinuance of LIBOR and the adverse consequences it could have for market participants, including the Bank; the effects of COVID-19 and the emerging variants of the virus that causes COVID-19 on regulatory developments, economic conditions and markets; the Bank's ability to execute its business model and pay future dividends; and prepayment speeds on mortgage assets. In addition, the Bank reserves the right to change its plans for any programs for any reason, including but not limited to, legislative or regulatory changes, changes in membership, or changes at the discretion of the board of directors. Accordingly, the Bank cautions that actual results could differ materially from those expressed or implied in these forward-looking statements or could impact the extent to which a particular plan, objective, projection, estimate or prediction is realized, and you are cautioned not to place undue reliance on such statements. The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.

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